Exhibit 99.1

Immersion Corporation Reports Fourth Quarter 2003 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 9, 2004--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues for the quarter ended December 31, 2003 of $8.3 million compared to revenues of $5.5 million in the fourth quarter of 2002. Net loss on a GAAP (Generally Accepted Accounting Principles) basis for the fourth quarter of 2003 was $3.7 million, or $0.18 per share, compared to a net loss of $6.4 million, or $0.32 per share, for the fourth quarter of 2002.
    This quarter's net loss includes approximately $2.1 million, or $0.10 per share, in non-cash charges relating to amortization for stock-based compensation and intangible assets, the write off of an investment in a privately held company and accretion on our Series A Redeemable Convertible Preferred Stock. This compares to non-cash charges of approximately $4.5 million, or $0.22 per share, attributable to amortization for stock-based compensation and intangible assets and impairment of goodwill in the same quarter last year.
    Revenues for the year ended December 31, 2003 were $20.2 million compared to revenues of $20.2 million for the year ended December 31, 2002. Net loss for the year ended December 31, 2003 was $17.0 million, or $0.83 per share, compared to a net loss of $16.5 million, or $0.83 per share, for the year ended December 31, 2002.
    Vic Viegas, Immersion's CEO said, "We attained the highest quarterly revenue in the company's history. Our revenues were higher from all sources, especially royalties, which increased gross margins and reduced the company's operating loss. Each of our businesses showed year-over-year improvement, and Medical was profitable for the full year. A big part of our revenue growth was as a result of achieving the second, and most significant, of three milestones associated with our development and licensing agreements with Medtronic. By delivering a suite of new simulation products in December 2003, which Medtronic is currently using for cardiac-related therapy training, Immersion was able to recognize $2.9 million, the majority of which was previously deferred revenue. Of the $2.9 million recognized, $1.9 million was included in royalty and license revenue and $1.0 million was included in development contract and other revenue. As a result of this milestone, Immersion received a $1.0 million cash payment from Medtronic the first week of January, which is not reflected in our year-end cash balance."
    "Our 2003 operating loss was heavily impacted by increased litigation expense. Litigation expense was $2.3 million in the fourth quarter of 2003 and was $7.0 million for all of 2003, or $5.1 million higher than in 2002. While litigation expense is a burden on our mission to achieve profitability, we are prepared to spend whatever is necessary to protect and defend our intellectual property," Viegas added.
    "We begin 2004 with the signing of Immersion's first cell phone licensee -- Samsung -- to a multi-year, worldwide agreement that Samsung anticipates will enable them to deliver a new generation of cellular phones to their global markets and customers. We view the large cell phone/PDA market as one of the next growth catalysts for the company," Viegas concluded.

    About Immersion Corporation (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safe or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 210 issued patents worldwide.
    Immersion will host a conference call with company management on Monday, February 9, 2004, at 5:00 p.m. ET to discuss operating results for the fourth quarter ended December 31, 2003. A question and answer session will follow. To listen to the call, dial (800) 374-2366, reservation number 4572190. The call will be archived and available for replay until February 13, 2004, by dialing (800) 642-1687, reservation number 4572190. The call will also be simulcast on the Internet through Immersion Corporation's web site, http://www.immersion.com. An audio replay of the call will be archived and available at http://www.immersion.com for replay until February 9, 2005.

    Statements made in this press release, other than statements of historical fact are forward-looking statements including those that reflect management's current forecast of Immersion's future revenue and operating results, consumer and industry demand for haptic technology and haptically enabled products, Immersion's ability to increase market share and to succeed in new markets, including the cell phone/PDA market, and realization of revenues and other benefits under third party agreements. Forward looking statements made in this press release are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business.

    Risks and uncertainties related to Immersion's business are further outlined in Immersion's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


                         Immersion Corporation
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                                  Three Months Ended    Year Ended
                                     December 31,      December 31,
                                     2003    2002     2003      2002
                                   ------- -------  -------  --------
Revenues:
  Royalty and license              $ 3,546 $ 1,486 $  6,088  $  5,231
  Product sales                      2,762   2,892    9,455    10,723
  Development contracts and other    1,976   1,114    4,680     4,281
                                   ------- -------  -------  --------
      Total revenues                 8,284   5,492   20,223    20,235
                                   ------- -------  -------  --------
Costs and expenses:
  Cost of product sales (exclusive of
   amortization of intangibles shown
   separately below)                 1,547   1,494    5,276     5,881
  Sales and marketing                2,327   2,033    7,764     7,566
  Research and development           1,818   1,648    7,045     6,496
  General and administrative         3,913   2,211   12,508     8,064
  Amortization of intangibles and
   deferred stock compensation         611     734    2,480     3,108
  Impairment of goodwill                --   3,758       --     3,758
  Other charges                         --      --       --       397
                                   ------- -------  -------  --------
      Total costs and expenses      10,216  11,878   35,073    35,270
                                   ------- -------  -------  --------

Operating loss                      (1,932) (6,386) (14,850)  (15,035)
Interest and other income
 (expense), net                     (1,570)     13   (1,970)   (1,495)
                                   ------- -------  -------  --------

Loss before provision for income
 taxes                              (3,502) (6,373) (16,820)  (16,530)

Provision for income taxes            (154)     --     (154)       --

Net loss                           $(3,656)$(6,373)$(16,974) $(16,530)
                                   ------- -------  -------  --------

Basic and diluted net loss per
 share                             $ (0.18)$ (0.32)$  (0.83) $  (0.83)
                                   ------- -------  -------  --------

Shares used in calculating basic
 and diluted net loss per share     20,619  20,134   20,334    19,906
                                   ------- -------  -------  --------


                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                             December 31, December 31,
                                                  2003       2002 (1)
                                               (Unaudited)
                                                --------     --------
ASSETS
  Cash and cash equivalents                     $21,738      $ 8,717
  Accounts receivable, net                        4,927        3,645
  Inventories                                     2,099        2,128
  Prepaid expenses and other current assets       1,099        1,151
                                                --------     --------
         Total current assets                    29,863       15,641

  Property and equipment, net                     1,454        2,044
  Intangibles and other assets, net               6,596        6,616
  Other investments                                  --        1,000
                                                --------     --------
         TOTAL ASSETS                           $37,913      $25,301
                                                ========     ========

LIABILITIES
  Accounts payable                              $ 1,752      $ 1,160
  Accrued compensation                              864          671
  Other accrued liabilities                       2,066        1,311
  Deferred revenue and customer advances          3,116        3,515
  Current portion of long-term debt                  33           86
                                                --------     --------
         Total current liabilities                7,831        6,743

  Long-term debt                                     16           51
  Long-term liabilities and deferred revenue      4,235        4,559
  Long-term customer advance from Microsoft      27,050            -
                                                --------     --------
         Total liabilities                       39,132       11,353

STOCKHOLDERS' EQUITY/(DEFICIENCY)                (1,219)      13,948
                                                --------     --------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY/(DEFICIENCY)               $37,913      $25,301
                                                ========     ========

(1)  Derived from the Company's annual audited financial statements.

    CONTACT: Immersion Corporation
             Mike Zuckerman, 408-467-1900
             Invest@immersion.com